August 22, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (703) 653-3105

Ms. Catherine A. Graham
Executive Vice President and Chief Financial Officer
Online Resources Corporation
4795 Meadow Wood Lane, Suite 300
Chantilly, VA  20151

Re:	Online Resources Corporation
      Form 10-K for the year ended December 31, 2004
      Filed March 15, 2005
      File No. 000-26123

Dear Ms. Graham:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief


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